NEWS RELEASE	Exhibit 99.1

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific to Issue $250 Million of Senior Subordinated Notes

HAMPTON, N.H., July 21, 2004 — Fisher Scientific International Inc. (NYSE: FSH) intends to issue $250 million in aggregate principal amount of senior subordinated notes due 2014. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States under Regulation S of the Securities Act. The interest rate, offering price, ultimate aggregate principal amount and other terms of the notes are to be determined.

     The company intends to use the proceeds from the issue to fund the tender offer for Apogent Technologies’ 6½ percent senior subordinated notes due 2013. The issuance of the new notes is subject to the closing of Fisher’s merger with Apogent. The notes are expected to settle on or about Aug. 3, 2004.

     The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

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